EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-163978) of Lawson Products, Inc. of our reports dated February 20, 2014, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of Lawson Products, Inc.’s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP
Chicago, Illinois

February 20, 2014